Exhibit 99.7
For Further Information:
EUPA International Corporation
89 San Gabriel Boulevard
Pasadena, CA 91107
(626) 793-2688
For Immediate Release:
June 1, 2006
     EUPA International Corporation Announces Board Approval of “Going Private” Transaction
     Pasadena, CA – June 1, 2006 – EUPA International Corporation (NASD OTC BB: EUPA: OB) (the “Company”) announced today that its board of directors has approved a 1 for 9,999 reverse stock split (the “Split”) and a corresponding decrease in the authorized capital stock of the Company from 25,000,000 shares of common stock to approximately 2,500 shares of common stock. If the transaction is consummated, EUPA expects to have less than 500 stockholders of record, which would enable it to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended, and become a non-reporting company. As a result, EUPA would no longer be required to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Following the Split, the Company’s common stock will no longer be quoted on the NASD Over-the-Counter Bulletin Board. Upon careful consideration, the board of directors believes it to be advisable and in the best interests of EUPA and its stockholders to effect this “going private” transaction.
     EUPA has also filed today a Schedule 13E-3 Transaction Statement with the SEC describing the Split in detail. Following any review by the SEC, EUPA plans to disseminate an information statement to its stockholders and amend its Articles of Incorporation with the Nevada Secretary of State. EUPA is unable to determine the exact effective date of the Split at this time. The board of directors, in its sole discretion, reserves the right to abandon the Split prior to its effective date, if it determines that abandoning the Split is in the best interests of the Company.
     In the Split, stockholders will receive one share of common stock for each 9,999 shares of common stock they hold immediately before the effective date of the Split. As a result of the Split, stockholders who own fewer than 9,999 shares of common stock, or who would own fractional shares of common stock after the Split, will receive $0.40 for each share held by them before the Split that would otherwise become fractional shares as a result of the Split. Stockholders who receive cash in lieu of fractional shares will be entitled to dissenters’ rights for the “fair value” of their fractional share under Nevada law.
     All stockholders are urged to read the Schedule 13E-3 Transaction Statement, the information statement and any other relevant documents filed with the SEC, since they will contain important information about the “going-private” transaction. Stockholders may obtain the documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. The Company will mail a copy of the information statement to its stockholders when the Schedule 13E-3 Transaction Statement becomes effective.
     After registration of the common stock is terminated under federal securities laws, the Company’s majority stockholder, Tsann Kuen Enterprise Co., Ltd., intends to initiate a transaction to cause the Company to be merged with TKE or one of its affiliates. As a result of such a merger, all unaffiliated stockholders remaining after the split would be cashed out. However, there is no agreement in place with respect to this planned merger that obligates TKE to proceed with the merger and the Company is not taking any action at this time to approve any such transaction with TKE or any other party.

ABOUT EUPA INTERNATIONAL CORPORATION
EUPA International Corporation, a Nevada corporation, through its wholly-owned subsidiary, Tsann Kuen U.S.A., an Illinois corporation, provides sales and customer support, product design, research and development, and patent administration services to Tsann Kuen Enterprise Co., Ltd., a corporation organized and existing in the Republic of China and owner of approximately 69.1% of EUPA’s capital stock. TKE is a major designer, manufacturer and marketer of small home and kitchen appliances, motor-driven products, vacuum cleaners and other consumer electronic products for brand name distributors worldwide.
Forward-Looking Statements
     Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company’s ability to carry out the acts set forth in this press release. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company’s success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-KSB for the year ended December 31, 2005 and its subsequent filings with the SEC.